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                                                                    EXHIBIT 99.2




                      [FELCOR SUITE HOTELS INC. LETTERHEAD]

FOR IMMEDIATE RELEASE:

                                               Contacts: Thomas J. Corcoran, Jr.
                                                                 President & CEO
                                                                  Randy Churchey
                                                     Senior Vice President & CFO
                                                            Monica L. Hildebrand
                                       Vice President/Director of Communications
                                                                  (972) 444-4900

                           FELCOR SHAREHOLDERS APPROVE
                               MERGER WITH BRISTOL

         IRVING, TEXAS... JULY 27, 1998 - FelCor Suite Hotels, Inc., (NYSE:FCH), the largest non-paired share hotel real estate investment trust (REIT), announced that its shareholders had approved the previously announced merger with Bristol Hotel Company (NYSE:BH) at FelCor's 1998 Annual Shareholders' Meeting held today. The merger will result in FelCor's acquisition of 109 Bristol hotels. Approximately 75% of FelCor's outstanding common stock voted in favor of, and less than 1% voted against, the proposed merger. At the meeting, shareholders also elected two directors and adopted amendments to FelCor's charter to change the name of the company to FelCor Lodging Trust Incorporated and to increase its number of authorized shares of capital stock.

         Bristol's shareholders also approved the proposed merger at a shareholders' meeting held today.

         The merger is expected to become effective at 9:00 a.m. EDT on Tuesday, July 28, 1998. FelCor will continue to trade on the New York Stock Exchange under the symbol FCH. Prior to the effectiveness of the merger, Bristol will spin-off, as a taxable dividend, all of its hotel management business into a newly formed public company known as Bristol Hotels & Resorts.

         At the 1998 Annual Meeting of Shareholders, Hervey A. Feldman assumed a new role as FelCor's Chairman Emeritus and did not stand for re-election. Mr. Feldman will continue to be involved in FelCor's growth and strategic plans for the future. Michael D. Rose, the former Chairman of Promus Hotel Corporation, and Charles N. Mathewson, the Chairman and CEO of International Game Technology, were elected to FelCor's board of directors at the annual meeting. In addition, following the closing of the merger with Bristol, Richard C. North, Financial Director of Bass plc, Robert H. Lutz, Jr., Chairman and CEO of Amresco, Inc., and Donald J. McNamara, Chairman of The Hampstead Group will join FelCor's board, bringing to ten the number of directors on FelCor's board.

                                    - more -


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FelCor Shareholders Approve Bristol Merger
July 27, 1998
Page 2

         Following effectiveness of the merger on July 28, 1998, FelCor Lodging Trust will own 195 hotels with 49,882 rooms and suites. FelCor is the largest owner of Embassy Suites(R) hotels. As a result of the merger, FelCor expects to become the largest owner of Crowne Plaza(R) and Holiday Inn(R)-branded hotels upon completion of planned conversions. The vast majority of the 195 hotels are operated under the Embassy Suites, Doubletree Guest Suites(R), Doubletree(R), Sheraton Suites(R), Sheraton(R), Crowne Plaza, Holiday Inn or Hilton Suites(R) brands. FelCor's total market capitalization will be approximately $4.0 billion.

With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities law and are qualified by cautionary statements contained herein and in FelCor's filings with the Securities and Exchange Commission.

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